SUNDAY COMMUNICATIONS LIMITED

AND

THE BANK OF NEW YORK

As Depositary,

AND

OWNERS AND BENEFICIAL OWNERS OF AMERICAN DEPOSITARY RECEIPTS

Amendment

to

Deposit Agreement

Dated as of March 15, 2000

As Amended and Restated as of June 24, 2002

Dated as of ________________, 2007

AMENDMENT TO AMENDED AND RESTATED DEPOSIT AGREEMENT

AMENDMENT TO AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of _____________, 2007 (this “Amendment”), among SUNDAY COMMUNICATIONS LIMITED, incorporated under the laws of the Cayman Islands (herein called the “Company”), THE BANK OF NEW YORK, a New York banking corporation (herein called the “Depositary”), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued under the Deposit Agreement (as defined herein).

WITNESSETH:

WHEREAS, the Company and the Depositary entered into that certain Deposit Agreement, dated as of March 15, 2000 and as amended and restated as of June 24, 2002 (such amended and restated deposit agreement, the “Deposit Agreement”), for the creation of American Depositary Shares representing the Shares (as defined in the Deposit Agreement) so deposited and for the execution and delivery of American Depositary Receipts in respect of the American Depositary Shares; and

WHEREAS, the Company and the Depositary desire to amend the Deposit Agreement, the Receipts currently outstanding and the form of Receipt annexed to the Deposit Agreement as Exhibit A thereto, to shorten the notice period for the  termination of the Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties hereto as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.  Definitions.

Unless otherwise specified in this Amendment, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Deposit Agreement.

Section 1.2.  Effective Date.

The term “Effective Date” shall mean the date that is 30 days after notice of this Amendment has been given to Owners of all Receipts outstanding as of the date of this Amendment.

ARTICLE 2
AMENDMENTS TO DEPOSIT AGREEMENT

Section 2.1.  Deposit Agreement.

All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, as defined hereunder, as amended by this Amendment, and as further amended and supplemented from time to time after the Effective Date in accordance with the terms of the Deposit Agreement.

Section 2.2  Amendments Binding On All Owners And Beneficial Owners.

From and after the Effective Date, the amendments to the Deposit Agreement effected hereby shall be binding on the Owners and Beneficial Owners of all Receipts outstanding  as of the date of this Amendment as well as the Owners and Beneficial Owners of Receipts issued thereafter.

Section 2.3.  Amendment of the Notice Period for the Termination of the Deposit Agreement.

To shorten the period required for terminating the Deposit Agreement, the Deposit Agreement is hereby amended as of the Effective Date by deleting the first sentence of Section 6.02 of the Deposit Agreement and inserting the following in its stead:

“The Depositary shall, at any time at the direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.”

ARTICLE 3
AMENDMENTS TO THE FORM OF RECEIPT

Section 3.1.  Amendment to the Receipt.

The form of Receipt attached as Exhibit A to the Deposit Agreement and each of the Receipts issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting the first sentence of paragraph (21) thereof in its entirety and inserting the following in its stead:

“The Depositary at any time at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.”

ARTICLE 4
MISCELLANEOUS

Section 4.1.  New Receipts.

From and after the Effective Date, the Depositary shall arrange to have new Receipts printed or amended that reflect the changes to the form of Receipt effected by this Amendment.  However, Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Owners thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Section 4.2.  Notice Of Amendment.

The Depositary shall send notices informing the Owners of all Receipts outstanding as of the date of this Amendment of the substance of this Amendment.

Section 4.3.  Ratification.

Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

Section 4.4.  Governing Law.

This Amendment and the Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York, except with respect to its authorization and execution by the Company, which shall be governed by the laws of the jurisdiction under which the Company is incorporated.

Section 4.5.  Counterparts.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

SUNDAY COMMUNICATIONS LIMITED
By:
Name:
Title:

THE BANK OF NEW YORK, as Depositary
By:
Name:
Title: